As filed with the Securities and Exchange Commission on July 9, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KODIAK OIL & GAS CORP.

Yukon Territory, Canada	N/A
(State or other jurisdiction of Incorporation	(I.R.S. Employer Identification No.)
or organization)

1625 Broadway, Suite 250

Denver, Colorado 80202

(Address of principal executive offices)

2007 STOCK INCENTIVE PLAN

(Full titles of the plans)

Lynn A. Peterson
1625 Broadway, Suite 250
Denver, Colorado 80202

(303) 592-8075

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, no par value	574,000	(2)	$3.48	(4)	$1,997,520	(4)	$142.42
Common Shares, no par value	8,026,000	(3)	$3.15	(5)	$25,281,900	(5)	$1,802.60
TOTAL	8,600,000		—		$27,279,420		$1,945.02

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of common stock that become issuable in respect of the securities identified in the above table by reason of any stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Represents 574,000 common shares issuable upon exercise of options granted under the 2007 Stock Incentive Plan, as amended.

(3)	Represents 8,026,000 common shares reserved for issuance pursuant to awards that may be granted under the Plan.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the exercise price of $3.48 per common share.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) promulgated under the Securities Act of 1933, as amended, by taking the average of the high and low sales price per share of the registrant’s common stock on the NYSE Amex on July 6, 2010.

EXPLANATORY NOTE

On June 3, 2010, the shareholders of Kodiak Oil & Gas Corp. (the “Company” or the “Registrant”) approved Amendment No. 1 (the “Amendment”) to the Company’s 2007 Stock Incentive Plan (the “Plan”) to increase the maximum number of shares of the Company’s common stock, no par value (the “Common Stock”), available for grant under the Plan from 8,000,000 shares to 16,600,000 shares through December 31, 2010. Each subsequent year, the maximum number of shares of Common Stock available for issuance under the Plan will be equal to 14% of the Company’s then outstanding shares of Common Stock.  The Company is filing this registration statement to register the additional 8,600,000 shares of Common Stock available for grant or issuance pursuant to outstanding options under the Plan through December 31, 2010 as a result of the Amendment.

The additional 8,600,000 shares of Common Stock registered hereunder are of the same class as those securities registered by the Company under its registration statement on Form S-8, which was filed with the Securities and Exchange Commission on July 26, 2007 (Registration No. 333-144878) (the “Earlier Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statement are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I (Items 1 and 2) is omitted from this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

(a)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 11, 2010.

(b)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2009, the date of the Registrant’s fiscal year-end (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K).

(c)                           The description of the Registrant’s securities contained in the Registrant’s amended registration statement on Form 8-A filed under the Exchange Act on June 20, 2006, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) after the date hereof and prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

At June 30, 2010, certain partners of Miller Thomson LLP own 15,000 shares of Common Stock in the Company.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (Yukon Territory), or the YBCA, the corporate statute governing us, we may indemnify an individual who:

•                  is or was our director or officer; or

•                  at our request, is or was a director or officer of, or acted in a similar capacity for, another entity, of which we are or was a shareholder or a creditor,

against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which that individual is involved because of that association with us or other entity.

However, we are prohibited from indemnifying an individual under the YBCA unless:

•                  such individual acted honestly and in good faith with a view to our best interests (or to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at our request, as the case may be); and

•                  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that such individual’s conduct was lawful.

The YBCA allows us to advance moneys to the individual for the costs, charges and expenses of any civil, criminal, administrative, investigative or other proceeding, but the individual must repay the moneys if the individual does not fulfill the conditions listed above.

We, the individual or other entity may apply to the appropriate court for an order approving indemnity under section 126 of the YBCA and the court may so order or make any further order that it sees fit. The court may order that notice be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

The YBCA provides that we may purchase and maintain insurance for the benefit of any person against any liability incurred by such individual:

•                  in the individual’s capacity as a director or officer of the corporation, except when the liability relates to the individual’s failure to act honestly and in good faith with a view to the best interests of the corporation; or

•                  in the individual’s capacity as a director or officer of another body corporate if the individual acts or acted in that capacity at the corporation’s request, except when the liability relates to the individual’s failure to act honestly and in good faith with a view to the best interests of the corporation.

Our General By-law No. 1, or the By-laws, provide that, subject to the limitations of the YBCA, we may purchase and maintain such insurance for the benefit of our directors and officers as our board of directors may determine.

Our By-laws provide that, subject to the YBCA, we may indemnify our directors and officers, our former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with us or other entity if:

•                  the individual acted honestly and in good faith with a view to our best interest, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•                  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

We maintain liability insurance that insures our directors and officers against certain losses and that insures us against our obligations to indemnify our directors and officers.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number		Exhibit
4.	1 (1)	Articles of Continuation of Kodiak Oil & Gas Corp.
4.	2 (2)	Amended and Restated By-Law No. 1 of the Company
5.	1	Opinion of Miller Thomson LLP
23.	1	Consent of Hein & Associates LLP
23.	2	Consent of Netherland Sewell & Associates, Inc.
23.	3	Consent of Miller Thomson (contained in exhibit 5.1)
24.	1	Power of Attorney (included on signature page hereof)

(1) Incorporated by reference to the Registrant’s Registration Statement on Form 20-F, filed on November 23, 2005.

(2) Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q, filed on May 9, 2008.

Item 9. Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                             That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 8th day of July, 2010.

KODIAK OIL & GAS CORP.

By:	/s/ James P. Henderson
James P. Henderson
Chief Financial Officer, Treasure and Secretary (principal financial officer)

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James P. Henderson as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any later registration statement filed by the registrant under Rule 462(b) of the Securities Act of 1933, which relates to this registration statement) and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Lynn A. Peterson	President and Chief Executive Officer	July 8, 2010
	Lynn A. Peterson	(principal executive officer)

By:	/s/ James P. Henderson	Chief Financial Officer, Secretary and Treasurer (principal financial officer and principal accounting officer)	July 8, 2010
James P. Henderson

By:	/s/ James E. Catlin	Chief Operating Officer, Executive Vice President and Chairman	July 8, 2010
James E. Catlin

By:	/s/ Herrick K. Lidstone, Jr.	Director	July 8, 2010
Herrick K. Lidstone, Jr.

By:	/s/ Rodney D. Knutson	Director	July 8, 2010
Rodney D. Knutson

By:	/s/ Don McDonald	Director	July 8, 2010
Don McDonald

EXHIBIT INDEX

Exhibit Number		Exhibit
4.	1 (1)	Articles of Continuation of Kodiak Oil & Gas Corp.
4.	2 (2)	Amended and Restated By-Law No. 1 of the Company
5.	1	Opinion of Miller Thomson LLP
23.	1	Consent of Hein & Associates LLP
23.	2	Consent of Netherland Sewell & Associates, Inc.
23.	3	Consent of Miller Thomson (contained in exhibit 5.1)
24.	1	Power of Attorney (included on signature page hereof)

(1) Incorporated by reference to the Registrant’s Registration Statement on Form 20-F, filed on November 23, 2005.

(2) Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q, filed on May 9, 2008.